Exhibit (d)(8)

FORM OF MANAGEMENT FEE REDUCTION COMMITMENT

This MANAGEMENT FEE REDUCTION COMMITMENT is made as of [             ], 2020 by NORTHERN TRUST INVESTMENTS, INC (“NTI”).

WHEREAS, Northern Funds (the “Trust”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Small Cap Core Fund and the U.S. Quality ESG Fund (each, a “Fund,” together the “Funds”) is each a series thereof; and

WHEREAS, NTI serves as the investment adviser and administrator to the Funds pursuant to a Management Agreement dated June 30, 2014 (the “Management Agreement”), as amended; and

WHEREAS, NTI has reduced its contractual fee rate under the Management Agreement for the Small Cap Core Fund under a Fee Reduction Commitment dated July 31, 2017;

WHEREAS, NTI desires to make further reductions of its contractual fee rates under the Management Agreement for the Funds; and

WHEREAS, NTI represents that the quality and quantity of its services under the Management Agreement will not be affected by this commitment and that its obligations under the Management Agreement will remain unchanged in all respects.

NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, NTI, intending to be legally bound, agrees as follows:

1.    Effective on the date hereof, NTI reduces its contractual fee rate under the Management Agreement for each Fund as follows:

For the services provided and the expenses assumed by NTI pursuant to the Management Agreement, the Trust will pay to NTI, as full compensation therefor, a fee at the following annual rates of each Fund’s average net assets, which fee will be computed based on the net assets of the Fund on each day and will be paid monthly:

FUND	FEE RATE %
Small Cap Core Fund	0.47%
U.S. Quality ESG Fund	0.37%

2.    Any future amendment to increase or otherwise reinstate the contractual fee rate under the Management Agreement for a Fund as in effect prior to the date hereof must be approved by the shareholders of the Fund as and to the extent required by the 1940 Act.

3.    This Management Fee Reduction Commitment shall be attached to and made a part of the Management Agreement.

4.    The Management Agreement shall continue in full force and effect as modified hereby.

IN WITNESS WHEREOF, NTI has caused this instrument to be executed by its officers designated below as of the day and year first above written.

NORTHERN TRUST INVESTMENTS, INC

By:
(Authorized Officer)

ACCEPTED AND AGREED:

NORTHERN FUNDS

By:
Title:	Treasurer